April 8, 2026

Dear Geoff,

On behalf of the management team and employees of Commvault Systems, Inc. (“Commvault” or the “Company”), it gives me great pleasure to extend the following offer of full-time employment (the “Offer”) to you as President of Customer and Field Operations, reporting to me.

Base Salary

Your annual base salary will be paid at an annual rate of $500,000, in accordance with the Company’s standard payroll schedule.

Variable Compensation

In addition to your base salary, you will be eligible for a variable compensation award, paid annually, based on attainment of various objectives as identified by Management. The annual target variable compensation amount will be 100% of your annual base salary. Your actual amount, if any, may be greater or less than the target amount based on actual level of attainment of those objectives. Your Fiscal Year 2027 variable compensation award will not be prorated.

Equity Grant Program

As additional incentive for you to join Commvault and achieve certain milestones within your functional area which significantly contribute to the success of the Company, Commvault will grant you the following equity awards as soon as practicable following your starting date:

•A one-time, sign-on equity grant valued at approximately $5,500,000 USD, consisting of:

A Restricted Stock Unit grant of the Company’s common stock valued at approximately $2,750,000 USD vesting over a three-year period, 33.3% after the first year and 8.375% quarterly thereafter, subject to continued employment.

Performance Share Unit grants of the Company’s common stock valued at a total of approximately $2,750,000 USD, consisting of:

o$1,375,000 USD aligned to the Company’s total shareholder return. The number of shares you receive will be determined based on the Company’s cumulative performance relative to the Russell 3000 index, on the first, second, and third anniversary of the grant date. At each anniversary, 33.3% of target shares are multiplied by the award factor as outlined in the award agreement.

o$1,375,000 USD aligned to the Company’s financial performance objective. This award will vest over a three-year period, 33.3% after the first year and 8.375% quarterly thereafter.

•An equity grant made in accordance with the Company’s executive plan valued at approximately $5,000,000 USD, consisting of:

A Restricted Stock Unit grant of the Company’s common stock valued at approximately $2,500,000 USD vesting over a three-year period, 33.3% after the first year and 8.375% quarterly thereafter, subject to continued employment.

Performance Share Unit grants of the Company’s common stock valued at a total of approximately $2,500,000 USD, consisting of:

o$1,250,000 USD aligned to the Company’s total shareholder return. The number of shares you receive will be determined based on the Company’s cumulative performance relative to the Russell 3000 index, on the first, second, and third anniversary of the grant date. At each anniversary, 33.3% of target shares are multiplied by the award factor as outlined in the award agreement.

o$1,250,000 USD aligned to the Company’s financial performance objective. This award will vest over a three-year period, 33.3% after the first year and 8.375% quarterly thereafter.

You also will be eligible for an equity grant during our standard executive grant cycle starting in May 2027. Your target equity grant amount under our executive equity program is anticipated to be $5,000,000 USD in each of May 2027 and May 2028. All awards are subject to Company’s Compensation Committee approval and will be governed by the applicable plan and award agreement.

Start Date

Your starting date will be April 13, 2026.

Insurance Coverage and Other Benefits

Commvault provides a comprehensive benefits package to all eligible employees. You will have the option to participate in various benefits immediately upon employment.

Compliance Agreements & Immigration Reform & Control Act

As a condition of employment, you will be required to sign and abide by the Company’s Corporate Compliance Agreement, which includes provisions relating to invention assignment, confidentiality, non-competition, non-solicitation, and standards of professional and ethical conduct. In addition, you will be required on your first day of employment to acknowledge in writing and agree to comply with the Company’s policies and practices, including, but not limited to, the Anti-Discrimination and Anti-Harassment Policy, Equal Employment Opportunity Policy, Code of Business Ethics and Conduct Policy, Electronic Communications Policy, and Equipment Return Agreement. If you would like to review these policies prior to accepting this offer, please let me know.

The Immigration Reform and Control Act requires that Commvault, like all employers, verify the employment authorization of every employee hired in order to determine if the individual is legally authorized to work in the United States. The verification process requires that all new employees complete and sign an Employment Eligibility Verification Form certifying United States citizenship or authorization to work in the United States. It also requires Employers to examine specific documents that the employee must provide within three (3) days of the effective date of employment. You will be required to provide such documentation as part of your employment.

This offer of employment is not a contract and your employment will be “at will”.

Geoff, all of us at Commvault are truly excited about the opportunity to have you join us. We believe you will be a strong contributor to the growth and success of the Commvault team.

We look forward to working with you!

Sincerely,

Sanjay Mirchandani
President and Chief Executive Officer

Accepted:

/s/ Geoff Haydon
Geoff Haydon